EXHIBIT 5


                            ARNALL GOLDEN GREGORY LLP
                            2800 One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3450

                                                      Direct phone: 404-873-8500
                                                         Direct fax: 404-873-501

                                December 27, 2001


The Profit Recovery Group International, Inc.
2300 Windy Ridge Parkway
Suite 100 North
Atlanta, Georgia 30339-8426

         Re:      Form S-3 Registration Statement

Ladies and Gentlemen:

     This opinion is being furnished in connection with the Registration Statement on Form S-3 of The Profit Recovery Group International, Inc., a Georgia corporation (the "Company"), filed with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of (i) $125,000,000 aggregate principal amount of 4 3/4% Convertible Notes due 2006 (the "Securities") issued pursuant to an Indenture (the "Indenture") dated November 26, 2001 between the Company (the "Trustee") and (ii) such indeterminate number of shares of common stock, no par value, of the Company, issuable upon the conversion of the Securities (the "Conversion Shares") offered by the selling shareholders named in the above-reference Registration Statement of even date herewith.

     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Securities. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We have been furnished with, and with your consent have relied upon, certificates of officers of the Company with respect to certain factual matters.

     We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the State of Georgia and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing and other qualifications set forth herein, it is our opinion that, as of the date hereof:

     1. The Securities have been duly authorized by all necessary corporate action of the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     2. The Conversion Shares issuable as of the date hereof upon conversion of the Securities have been duly authorized, and when issued upon conversion of the Securities in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

     The opinion rendered in paragraph 1 relating to the enforceability of the Securities are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy and (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 6.12 of the Indenture.

     We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Securities under the Indenture of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

     To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, that the Trustee is duly qualified to engage in the activities contemplated by the Indenture, that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" contained therein and elsewhere in the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

                                   Sincerely,


                                   /s/  ARNALL GOLDEN GREGORY LLP

                                   ARNALL GOLDEN GREGORY LLP




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